Exhibit 99.1
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Announces Third Quarter and
Nine Month Net Sales and Earnings
•	Third quarter net sales decreased 5.2% to $394.2 million

•	Third quarter net income was $2.0 million, or $0.01 per diluted share

•	Company opened 8 net new stores and relocated/expanded 6 existing stores during quarter

•	Company secures new $55 million senior revolving credit facility
     Fort Myers, FL - November 25, 2008 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2008 third quarter and nine months ended November 1, 2008.
     Net sales for the third quarter ended November 1, 2008 decreased 5.2% to $394.2 million from $415.9 million for the fiscal 2007 third quarter ended November 3, 2007. Net income for the fiscal 2008 third quarter was $2.0 million, or $0.01 per diluted share, compared to net income of $23.6 million, or $0.13 per diluted share, in the prior year’s third quarter. As previously reported, comparable store sales decreased 13.4% for the thirteen-week period ended November 1, 2008, compared to the comparable thirteen-week period last year ended November 3, 2007, as same store sales decreased approximately 17% for the Chico’s brand and approximately 5% for the WH|BM brand.
     Net sales for the nine months ended November 1, 2008 decreased 7.4% to $1.209 billion from $1.305 billion for the prior year’s nine months ended November 3, 2007. Net income for the nine months was $21.4 million, or $0.12 per diluted share, compared to $109.4 million, or $0.62 per diluted share, in the first nine months of the prior year. As previously reported, comparable store sales decreased 15.7% for the thirty-nine week period ended November 1, 2008, compared to the comparable thirty-nine week period last year ended November 3, 2007, as same store sales decreased approximately 19% for the Chico’s brand and approximately 9% for the WH|BM brand.
     Gross margin for the third quarter decreased 12.8% to $211.4 million from $242.5 million in the prior year’s third quarter. Gross margin as a percentage of sales for the current quarter decreased 470 basis points to 53.6%, from 58.3% in the prior year’s third quarter. Chico’s brand merchandise margins in the third quarter decreased approximately 430 basis points compared to the prior year’s third quarter primarily due to lower initial markups as well as higher markdowns in order to liquidate inventory and bring levels in line with the current sales trend. The gross margin percentage at the Chico’s brand was also negatively impacted by continued investment in the Company’s product development and merchandising functions, coupled with the deleverage of these costs attributable to the negative same store sales. These decreases in gross margin at the Chico’s brand were further exacerbated by a 450 basis point decline in the brand merchandise margins at

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WH|BM, also due primarily to lower initial markups and higher markdowns, which resulted in overall Company gross margins deteriorating further due to the impact of the mix effect resulting from WH|BM sales becoming a larger portion of the Company’s overall net sales.
     Selling, general and administrative expenses (“SG&A”) for the third quarter decreased 2.8% to $213.1 million from $219.2 million in the prior year’s third quarter mainly due to the on-going cost reduction initiatives implemented by the Company. As a percentage of sales, SG&A in the third quarter increased by approximately 130 basis points compared to the prior period primarily due to the deleverage associated with the Company’s negative same store sales.
     Store operating expenses as a percentage of sales in the third quarter increased by approximately 280 basis points compared to the prior period primarily due to increased occupancy costs and to a lesser extent, by increased personnel costs as a percentage of sales, as selling payroll did not flex in direct proportion to the decrease in comparable store sales. The percentage was further impacted by the deleverage associated with the Company’s negative same store sales, and to a lesser extent, the mix effect of the WH|BM and Soma Intimates stores, (which have a higher operating cost structure) becoming a larger portion of the Company’s store base.
     Marketing costs for the fiscal 2008 third quarter decreased by $6.9 million or approximately 130 basis points primarily due to the on-going cost reduction initiatives and increased efficiencies implemented by the Company.
     Shared services expenses (including headquarters and other non-brand specific expenses) for the fiscal 2008 third quarter decreased by $2.0 million or approximately 20 basis points as a percentage of sales mainly due to the on-going cost reduction initiatives implemented by the Company.
     The income tax benefit for the fiscal 2008 third quarter was $1.3 million compared to income tax expense of $9.6 million for the fiscal 2007 third quarter. The effective tax rate for the current quarter is unusual because of the impact of the Company significantly reducing its estimated annual pre-tax income for fiscal 2008, and to a lesser extent, the impact of favorable permanent differences mainly tax-free interest and charitable contributions.
     Commenting on the operating results for the third quarter, Scott A. Edmonds, Chairman, President, and CEO said, “We believe our third quarter operating results are reflective of the poor economy and consumers declining confidence. This is underscored by the approximate 10% decrease in Company-wide transactions experienced during the quarter, which contributed to the 13.4% decline in comparable store sales. Accordingly, the lower level of sales and transactions necessitated a greater-than-planned level of markdowns and, therefore, a lower gross margin.”
     Mr. Edmonds added, “We continue to strive to provide our customers with merchandise that is both compelling in fashion terms and affordable. While we are committed to keeping our balance sheet strong and preserving an appropriate amount of cash, it is vital that we continue to invest in our brands and position ourselves to recapture sales and gain market share once the economy improves.”
     Mr. Edmonds continued, “Given the expectation of continued economic challenges for the next several quarters, we remain focused on conserving cash through reducing costs, limiting our capital expenditures to what is necessary, and managing inventories. To date, we have identified and implemented over $50 million in annual expense savings while trimming 2008 capital expenditures to approximately $110 million compared to the $202 million expended last year.”

     The Company’s capital position has been strengthened by its recent entry into a new credit facility with SunTrust Bank. This new $55 million facility has an increased aggregate principal amount of $10 million (above the prior $45 million facility), and also has a $45 million accordion feature providing additional debt capacity if and when needed. The new facility is secured by certain assets and contains terms and conditions common to facilities of this type. It will expire in November 2011.
     Commenting on the accomplishment of the new credit facility, Mr. Edmonds stated, “Securing this new facility in these uncertain economic times is a testament to our financial strength. Our strong balance sheet, which includes $256 million in cash and marketable securities and no debt, accompanied by no immediate plans to draw on the new facility, increases our financial flexibility and further reinforces our ability to successfully emerge from this economic crisis.”
     Additional information with respect to the third quarter results include the following:
•	The Chico’s/Soma brand sales, excluding direct to consumer, decreased by 10.5% from $300.6 million in last year’s third quarter to $269.1 million in this year’s third quarter, while WH|BM brand sales increased by 9.8% from $97.3 million to $106.8 million quarter over quarter. The average transaction size for the Chico’s front-line stores during the fiscal 2008 third quarter decreased by approximately 7% while the average transaction size at WH|BM front-line stores increased by approximately 5% compared to last year’s third quarter. The average unit retail for the Chico’s front-line stores for the fiscal 2008 third quarter declined by 7% as compared to last year’s third quarter, while the WH|BM average unit retail decreased by 1% quarter over quarter. Transactions at the Chico’s and WH|BM front-line stores for the fiscal 2008 third quarter decreased by approximately 12% and 10%, respectively, as compared to last year’s third quarter.

•	Net sales for the direct to consumer channel increased by 2.2% from $18.0 million in last year’s third quarter to $18.4 million in this year’s third quarter. This increase is attributable to higher sales for the Soma and WH|BM brands offset by decreased sales for the Chico’s brand. The Company believes its ability to achieve some level of overall increase in these challenging economic times is attributable to several factors: the continued growth in customer acceptance of the offerings at the Soma and WH|BM brands, increased traffic in the direct to consumer channel and the Company’s implementation of planned improvements in its website and call center infrastructure. The Company intends to continue making improvements to its direct to consumer infrastructure and merchandising approach in an effort to increase future sales through this channel.

•	During the fiscal 2008 third quarter, the Company opened 13 new stores and closed 5 stores. Also, during this third quarter, the Company expanded/relocated 6 stores. During the fourth quarter, the Company expects net closings of between 5 and 7 stores bringing its fiscal 2008 store openings to approximately 38-40 net new stores. In addition, during the fourth quarter, the Company expects to expand or relocate between 1 and 3 stores.

•	The Company’s consolidated inventory per selling square foot as of the end of the third quarter of fiscal 2008 decreased approximately 2% to $72 from $73 as of the end of the fiscal 2007 third quarter. Included in the comparisons is an approximate $5 million increase in in-transit inventory for the WH|BM brand over quarter end last year. In particular, end of quarter inventories for the Chico’s brand decreased by approximately 9% per square foot compared to the third quarter of fiscal 2007.

•	On August 1, 2007, the Company consummated a transaction to sell a parcel of land which included a note receivable with a principal amount of approximately $25.8 million payable in a balloon payment in two years. As the balloon payment is due within one year of the most recently ended quarter, the Company has reclassified the $25.8 million note receivable from a long-term asset to a current asset and is included in the receivable line of the accompanying balance sheets.
•	During the fiscal 2007 third quarter, the Company realized a gain on its investment in lucy activewear, inc. The transaction closed on August 24, 2007 and the Company recorded a gain of approximately $6.8 million, or $0.025 per diluted share, which is reflected as non-operating income in the accompanying statement of operations.

•	On November 24, 2008, the Company entered into a $55 million senior secured revolving credit facility with SunTrust Bank. The credit facility provides for swing advances of up to $5 million and issuance of letters of credit up to $10 million and also provides the Company the ability, subject to satisfaction of certain conditions, to increase the commitments available under the credit facility to $100 million through additional syndication. This credit facility replaces the Company’s previous $45 million credit facility.
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,086 women’s specialty stores, including stores in 49 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, and Soma Intimates names. The Company has 623 Chico’s front-line stores, 41 Chico’s outlet stores, 330 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 72 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
     Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
Additional investor information on Chico’s FAS, Inc. including a presentation summarizing the
Company’s recent financial results is available on the Company’s website at
http://www.chicosfas.com
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	November 1,	February 2,
	2008	2008
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$50,233	$13,801
Marketable securities, at market	206,105	260,469
Receivables	38,287	11,924
Income tax receivable	—	23,973
Inventories	187,271	144,261
Prepaid expenses	24,063	18,999
Deferred taxes	19,131	13,306

Total Current Assets	525,090	486,733

Property and Equipment:
Land and land improvements	18,225	17,867
Building and building improvements	74,542	62,877
Equipment, furniture and fixtures	381,812	347,937
Leasehold improvements	428,755	396,650

Total Property and Equipment	903,334	825,331
Less accumulated depreciation and amortization	(319,083)	(257,378)

Property and Equipment, Net	584,251	567,953

Other Assets:
Goodwill	96,774	96,774
Other intangible assets	38,930	38,930
Deferred taxes	29,406	22,503
Other assets, net	9,368	37,233

Total Other Assets	174,478	195,440

	$1,283,819	$1,250,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$81,948	$88,134
Accrued liabilities	83,883	91,622
Current portion of deferred liabilities	1,528	1,437

Total Current Liabilities	167,359	181,193

Noncurrent Liabilities:
Deferred liabilities	174,307	156,417

Total Noncurrent Liabilities	174,307	156,417

Stockholders’ Equity:
Common stock	1,765	1,762
Additional paid-in capital	257,854	249,639
Retained earnings	682,522	661,115
Other accumulated comprehensive income	12	—

Total Stockholders’ Equity	942,153	912,516

	$1,283,819	$1,250,126

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirty-Nine Weeks Ended				Thirteen Weeks Ended
	November 1, 2008		November 3, 2007		November 1, 2008		November 3, 2007
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales

Net sales by Chico’s/Soma stores	$832,052	68.8	$942,399	72.2	$269,079	68.2	$300,576	72.3
Net sales by White House | Black Market stores	328,696	27.2	310,928	23.8	106,751	27.1	97,337	23.4
Net sales by Direct to consumer	48,278	4.0	51,587	4.0	18,413	4.7	18,000	4.3
Other net sales	—	—	115	0.0	—	—	—	—

Net sales	1,209,026	100.0	1,305,029	100.0	394,243	100.0	415,913	100.0

Cost of goods sold	555,490	45.9	531,072	40.7	182,870	46.4	173,449	41.7

Gross margin	653,536	54.1	773,957	59.3	211,373	53.6	242,464	58.3

Selling, general and administrative expenses:
Store operating expenses	485,436	40.2	467,660	35.8	164,494	41.7	161,708	38.9
Marketing	61,673	5.1	64,648	5.0	22,043	5.6	28,919	6.9
Shared services	83,553	6.9	85,949	6.6	26,535	6.7	28,554	6.9

Total selling, general, and administrative expenses	630,662	52.2	618,257	47.4	213,072	54.0	219,181	52.7

Income (loss) from operations	22,874	1.9	155,700	11.9	(1,699)	(0.4)	23,283	5.6

Gain on sale of investment	—	—	6,833	0.6	—	—	6,833	1.6
Interest income, net	6,433	0.5	8,177	0.6	2,394	0.6	3,257	0.8

Income before taxes	29,307	2.4	170,710	13.1	695	0.2	33,373	8.0
Income tax provision (benefit)	7,900	0.6	59,065	4.5	(1,300)	(0.3)	9,637	2.3

Income from continuing operations	21,407	1.8	111,645	8.6	1,995	0.5	23,736	5.7
Loss on discontinued operations, net of tax	—	—	2,234	0.2	—	—	166	0.0

Net income	$21,407	1.8	$109,411	8.4	$1,995	0.5	$23,570	5.7

Per share data:
Income from continuing operations per common share-basic	$0.12		$0.63		$0.01		$0.13
Loss on discontinued operations per common share-basic	$—		$(0.01)		$—		$(0.00)

Net income per common share-basic	$0.12		$0.62		$0.01		$0.13

Income from continuing operations per common share-diluted	$0.12		$0.63		$0.01		$0.13
Loss on discontinued operations per common share-diluted	$—		$(0.01)		$—		$(0.00)

Net income per common & common equivalent share—diluted	$0.12		$0.62		$0.01		$0.13

Weighted average common shares outstanding—basic	175,836		175,511		175,876		175,557

Weighted average common & common equivalent shares outstanding—diluted	176,017		176,614		176,029		176,281

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	November 1,	November 3,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,407	$109,411

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	7,122	7,718
Depreciation and amortization, other	68,190	59,526
Deferred tax benefit	(12,728)	(9,743)
Stock-based compensation expense, cost of goods sold	2,612	3,597
Stock-based compensation expense, other	6,822	9,131
(Excess) deficiency tax benefit of stock-based compensation	(100)	259
Deferred rent expense, net	5,423	7,574
Gain on sale of investment	—	(6,833)
Loss (gain) on disposal of property and equipment	711	(919)
Increase (decrease) in assets —
Receivables, net	(528)	(2,495)
Income tax receivable	23,973	—
Inventories	(43,010)	(56,285)
Prepaid expenses and other	(3,035)	(5,508)
(Decrease) increase in liabilities —
Accounts payable	(6,186)	41,069
Accrued and other deferred liabilities	3,492	25,635

Total adjustments	52,758	72,726

Net cash provided by operating activities	74,165	182,137

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales (purchases) of marketable securities, net	54,376	(39,177)
Purchase of Minnesota franchise rights and stores	—	(32,896)
Acquisition of other franchise stores	—	(6,361)
Proceeds from sale of land	—	13,426
Proceeds from sale of investment	—	15,090
Purchases of property and equipment	(92,320)	(160,452)

Net cash used in investing activities	(37,944)	(210,370)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	307	3,524
Excess (deficiency) tax benefit of stock-based compensation	100	(259)
Repurchase of common stock	(196)	(279)

Net cash provided by financing activities	211	2,986

Net increase (decrease) in cash and cash equivalents	36,432	(25,247)
CASH AND CASH EQUIVALENTS, Beginning of period	13,801	37,203

CASH AND CASH EQUIVALENTS, End of period	$50,233	$11,956